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                                                                     EXHIBIT 2.3

                        FAI HOME SECURITY (NZ) LIMITED



                    FAI HOME SECURITY HOLDINGS PTY LIMITED








                            NZ SHARE SALE AGREEMENT









                                MINTER ELLISON
                                    Lawyers
                            Minter Ellison Building
                                44 Martin Place
                               SYDNEY  NSW  2000
                                 DX 117 Sydney
                           Telephone (02) 9210 4444
                           Facsimile (02) 9235 2711
                                 MAP: 10603090
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                            NZ SHARE SALE AGREEMENT


AGREEMENT dated                                                             1997


BETWEEN   FAI HOME SECURITY (NZ) LIMITED as trustee for the FAI Home Security
          (NZ) Trust of Level 15, Coopers & Lybrand Tower, 23-29 Albert Street, Auckland, New Zealand ('VENDOR')

AND FAI HOME SECURITY HOLDINGS PTY LIMITED ACN 003 125 264 of Level 12, FAI Insurance Building, 185 Macquarie Street, Sydney, New South Wales, 2000 ('PURCHASER')


RECITALS

A. The Company will on completion of the NZ Asset Purchase Agreement hold 1,000,000 ordinary shares.

B. The Shares will at completion of the NZ Asset Purchase Agreement be legally owned by the Vendor.

C. The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares subject to and on the terms and conditions contained in this Agreement.


AGREEMENT

1.   DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS

     'COMPANY' means FAI Home Security (ENZED) Limited.

     'COMPLETION' means completion of the sale and purchase of the Shares in accordance with CLAUSE 5.

     'COMPLETION DATE' means the day upon which the Conditions are satisfied.

     'CONDITIONS' means the conditions precedent to completion of this agreement set out in CLAUSE 3.1.

     'FLOAT' has the meaning given in the NZ Asset Purchase Agreement.

     'NZ ASSET PURCHASE AGREEMENT' means the agreement between the Vendor and the Company dated on or about the date of this agreement.
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     'NZ DEBT' has the meaning set out in the NZ Asset Purchase Agreement.

     'SHARE PURCHASE AGREEMENT' means the agreement for the sale and purchase of the Shares in the Company and in FAI Home Security Pty Limited (ACN 050 064
     214) between the Purchaser and Home Security International, Inc.

     'SHARES' means all of the issued shares in the capital of the Company.

     'UNDERWRITING AGREEMENT' has the meaning given in the NZ Asset Purchase Agreement.

2.   SALE AND PURCHASE

2.1 Subject to the terms and conditions of this agreement, the Vendor as beneficial owner agrees to sell the Shares to the Purchaser and the Purchaser agrees to purchase the Shares from the Vendor for the Consideration.

2.2 The Shares must be transferred at Completion free from all liens, mortgages, charges and encumbrances whatsoever and together with all rights, including dividends and rights attached or accruing to them on and after the date of this agreement.

2.3 Subject to the terms and conditions of this agreement, the Vendor agrees to assign the benefit of the NZ Debt to the Purchaser on Completion.

3.   CONDITIONS PRECEDENT AND SUBSEQUENT

3.1  Completion of the sale of the Shares is conditional upon:

     (a) the approval, on terms satisfactory to HSI, to Completion of the sale to the Purchaser of the NZ Shares from the Overseas Investment Commission of New Zealand pursuant to the Overseas Investment Regulations 1985; and

     (b)  completion of the NZ Asset Purchase Agreement.

3.2 If the Conditions are not satisfied on or before 30 June 1997 or a later date agreed by the parties in writing then either the Purchaser or the Vendor may at any time before Completion terminate this agreement by giving notice in writing to the other.

3.3 On service of the notice under CLAUSE 3.2 this agreement has no further effect and all parties are released from their obligations to further perform this agreement.

3.4 The Purchaser or the Vendor may terminate this agreement by giving notice to the other if:

     (a) the Underwriting Agreement is terminated before completion of the Underwriting Agreement; or

     (b) either or both of the following conditions subsequent are not fulfilled within 24 hours after Completion:

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         (i)   the Float has gone effective;

         (ii)  the Underwriting Agreement has been executed.

3.5 If this agreement terminates in accordance with CLAUSE 3.4, the rights and obligations of the Parties under this agreement, except for this CLAUSE 3.5, will terminate and, unless the Vendor waives its rights under this clause 3.5, the Parties must take all necessary steps to:

     (a) vest title and possession of the Shares in the Vendor;

     (b) otherwise restore the rights and obligations of the Parties to those rights and obligations that they would have had if this agreement had not been entered into without loss or gain to any of the Parties.


4.   CONSIDERATION

4.1 The consideration for the shares is the market value of the shares, as agreed between the parties.

4.2 In consideration for the assignment of the benefit of the NZ Debt, the Purchaser agrees to pay to the Vendor on Completion an amount equal to the value of the NZ Debt, as set out in an audit certificate to be provided by Arthur Andersen at Completion.

5.   COMPLETION

5.1 Completion will take place immediately after completion of the NZ Asset Purchase Agreement and immediately prior to completion of the Share Purchase Agreement.

5.2 At Completion the Vendor must deliver to the Purchaser duly executed and completed transfers in favour of the Purchaser, or as it directs in writing, of the Shares in registerable form, together with the relevant share certificates;

5.3 The Vendor assigns, and the Purchaser accepts the assignment of, the benefit of the NZ Debt with effect from the Completion Date.

6.   ASSIGNMENT

     The rights of the parties under this agreement may not be assigned or transferred.

7.   GOVERNING LAW AND JURISDICTION

7.1  This agreement is governed by the laws of New South Wales.

7.2 Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.

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EXECUTED as an agreement.



THE COMMON SEAL of FAI HOME                     )
SECURITY (NZ) LIMITED is affixed in             )
accordance with its articles of association in  )
the presence of                                 )


 ...................................     ........................................
Secretary                               Director


 ...................................     ........................................
Name of secretary (print)               Name of director (print)


THE COMMON SEAL of FAI HOME                     )
SECURITY HOLDINGS PTY LIMITED                   )
is affixed in accordance with its articles of   )
association in the presence of                  )



 ...................................     ........................................
Secretary                               Director


 ...................................     ........................................
Name of secretary (print)               Name of director (print)

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